As filed with the Securities and Exchange Commission on May 24, 1996
                              Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            APPLIED BIOMETRICS, INC.
             (Exact name of registrant as specified in its charter)

                  MINNESOTA                       41-1508112
       (State or other jurisdiction of         (I.R.S. Employer
       incorporation or organization)          Identification No.)

                         501 East Highway 13, Suite 108
                           Burnsville, Minnesota 55337
                                 (612) 890-1123
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

                                Joseph A. Marino
                             Chief Executive Officer
                            Applied Biometrics, Inc.
                         501 East Highway 13, Suite 108
                           Burnsville, Minnesota 55337
                                 (612) 890-1123
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies To:
                                 Patrick Delaney
                           Lindquist & Vennum P.L.L.P.
                                 4200 IDS Center
                             80 South Eighth Street
                          Minneapolis, Minnesota 55402
                            Telephone: (612) 371-3281

     Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. /__/

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: /_X_/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: /__/

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering: /__/

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: /__/

                        CALCULATION OF REGISTRATION FEE

                                                                  Proposed
                                                 Proposed         Maximum
                                                  Maximum         Aggregate       Amount of
Title of Each Class of           Amount to be   Offering Price    Offering      Registration
Securities to be Registered      Registered     Per Unit(1)       Price(1)        Fee
                                 ------------   ---------------   ----------    ------------

Common Stock, $.01 par value       946,000       $20.375        $19,274,750     $   6,647
                                   -------       -------        -----------     ---------

(1) Estimated solely for the purpose of determining the registration fee based on the average of the closing bid and asked prices of the Company's Common Stock on the Nasdaq SmallCap Market on May 23, 1996 pursuant to Rule 457(c).

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                    SUBJECT TO COMPLETION, DATED MAY 24, 1996
PROSPECTUS
                            APPLIED BIOMETRICS, INC.

                                946,000 SHARES OF

                                  COMMON STOCK

     This Prospectus relates to the offering of up to 946,000 shares (the "Shares") of Common Stock, $.01 par value, of Applied Biometrics, Inc. (the "Company") which may be offered from time to time by the individuals named herein (the "Selling Shareholders"), 86,000 shares of which are issuable by the Company to certain of the Selling Shareholders upon the exercise of outstanding warrants to purchase Common Stock (the "Warrants"). The Company will receive proceeds upon the exercise of the Warrants, but will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders. See "Use of Proceeds."

     The Company will bear all expenses of the offering hereunder other than underwriting discounts and commissions incurred in connection with the sale of the Shares by the Selling Shareholders. The Company's Common Stock is traded on the Nasdaq SmallCap Market under the symbol "ABIO". The closing bid and asked prices of the Company's Common Stock on May 23, 1996 were $20.00 and $20.75 respectively, as reported by Nasdaq.

     SEE "RISK FACTORS" ON PAGES 4 THROUGH 7 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

     The Warrants and 860,000 of the Shares were originally issued by the Company in February and March 1996 to the Selling Shareholders. The Selling Shareholders have advised the Company that they intend to sell the Shares from time to time in transactions on the Nasdaq SmallCap Market at prices prevailing at the time of the sale or otherwise as set forth below. See "Plan of Distribution."

     The Selling Shareholders have advised the Company that, as of the date hereof, they have made no arrangements with any brokerage firm for the sale of the Shares. The Selling Shareholders may be deemed to be "underwriters" within the meaning of the Act, in which case any commissions received by a broker or dealer may be deemed to be underwriting commissions or discounts under the Act. See "Plan of Distribution."

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                           Underwriting
                                                          Discounts and           Proceeds to       Proceeds to Selling
                                  Price to Public          Commissions              Company             Shareholders
Per Share...................        $20.375 (1)                 (2)                    None               $20.375 (1)
Total.......................     $19,274,750(1)                 (2)                    None           $19,274,750 (1)


(1) Estimated based on a per share price of $20.375 as of May 23, 1996 and assumes the sale of all Shares by the Selling Shareholders, with no adjustment for commissions, discounts, brokerage and other fees that may be paid by the Selling Shareholders, or expenses of the offering to be paid by the Company.

(2) Commissions, discounts and brokerage fees will be payable by the Selling Shareholders in such amounts as the Selling Shareholders may agree to from time to time.

                THE DATE OF THIS PROSPECTUS IS ___________, 1996



                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements and other information can be inspected and copied at the public facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C., and the Commission's regional offices located at 7 World Trade Center, 14th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549.

         The Company has filed with the Commission a registration statement under the Securities Act of 1933 with respect to the shares offered hereby. This Prospectus does not contain all information set forth in such registration statement. For further information with respect to the Company and the shares offered hereby, reference is made to such registration statement, including the exhibits and financial schedules filed as part thereof. Such information may be inspected in the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies thereof may be obtained from the Commission at prescribed prices.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents, which have been filed by the Company with the Commission, are incorporated by reference in this Prospectus: (i) the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995; (ii) the Company Quarterly Report on Form 10-QSB for the quarter ended March 31, 1996; (iii) the Company's Proxy Statement for the Annual Shareholders Meeting held on May 15, 1996; and (iv) the description of the Company's Common Stock contained in Amendment No. 1 to the Company's Form 8-A Registration Statement dated July 29, 1993. All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15 of the 1934 Act after the date of this Prospectus and prior to the termination of the offering of securities contemplated hereby shall also be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

         Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded hereby to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents which are incorporated by reference into this Prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents.) Requests for such copies should be directed to Gerald Prescott, Applied Biometrics, Inc., 501 E. Highway 13, Burnsville, Minnesota 55337, telephone number (612) 890-1123.


                                   THE COMPANY

         Applied Biometrics, Inc. (the "Company") develops and manufactures cardiac output monitoring devices for use in operating rooms and intensive care units. Medical practitioners recognize the importance of measuring cardiac output (the volume of blood pumped to the body by the heart) as a means of patient monitoring in the critical care environment because it is a fundamental indicator of the physical stability of a patient. The Company's products are designed to meet the needs of the critical care environment for devices that provide useful, reliable, high quality cardiac output information that can be continuously monitored at relatively low cost with minimum difficulty of access and interpretation.

         Since January 1994, the Company has focused its efforts primarily in developing the Extravascular Doppler ("EVD") probe, which uses the Company's ABCOM 2000 Cardiac Output Monitor ("ABCOM 2000 Monitor") described below. The EVD probe is a device that is placed into the body during open-chest operations to monitor cardiac output during surgery and the post-operative recovery period. The EVD probe is a single-use disposable product that is attached by the surgeon directly to the ascending aorta (or sometimes to the pulmonary artery). A transducer mounted on the distal end of the EVD probe transmits an ultrasound signal through the blood vessel. The cardiac output is computed by measuring the diameter of the blood vessel and the velocity with which the blood passes through the ascending aorta. This provides accurate blood flow measurement during open-chest surgery and the post-operative period of intensive care. A patented release mechanism on the EVD probe allows it to be removed nonsurgically. In November 1995, the Company began marketing the EVD to a small segment of its target market for testing and evaluation. The Company believes the EVD probe is now in its final stages of development.

         The Company's initial target market for the EVD probe is the pediatric surgery market. Due to the small size of pediatric surgical patients, there is no competing product which can measure cardiac output in infants and small children. In addition, the number of pediatric surgeons is relatively small. The Company expects that the lack of competition and the small number of potential customers will allow it to quickly penetrate an important market where the utility and efficacy of the EVD probe can be demonstrated.

         The Company in the past developed and began to market its Transtracheal Doppler ("TTD") device, a single-use disposable endotracheal tube with an integrated transducer, which, when inserted into the trachea, transmits an ultrasound signal directed to the ascending aorta to determine cardiac output. The TTD device provided a minimally invasive means of measuring cardiac output. Due to technical difficulties, the Company discontinued active marketing of the TTD device in 1991. The Company intends to begin a research and development project designed to bring the TTD device back to market in the first half of 1997, but no assurance can be given that this project will result in the re-introduction of the TTD device or that the TTD device will be successful if it is re-introduced.

         Cardiac output, as determined by both the Company's EVD probe and TTD device, is displayed on the Company's ABCOM 2000 monitor. The ABCOM 2000 monitor utilizes proprietary software developed by the Company to indicate cardiac output and show, in wave form, the velocity of blood flow and blood flow direction. It also indexes cardiac output by dividing cardiac output by body surface area, has a menu instruction or prompt sequence to lead the physician through proper operation and displays instructions concerning entry of data for the monitor. During the post-operative period, the monitor provides attending physicians and other medical personnel continuous, real-time monitoring of cardiac output. The monitor also provides trending and other significant information, including vessel diameter, average blood velocity and stroke volume.

         The Company is a Minnesota corporation organized in 1984. The executive offices of the Company are located at 501 E. Highway 13, Burnsville, Minnesota 55337, and its telephone number is (612) 890-1123.



                                  RISK FACTORS

An investment in the Common Stock is speculative in nature and involves a high degree of risk. In addition to other information in this Prospectus, the following risk factors should be considered carefully by potential investors in evaluating an investment in the Common Stock offered hereby. This Prospectus, including the information incorporated by reference herein, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results could differ significantly from those projected in the forward-looking statements as a result, in part, of the risk factors set forth below. In connection with the forward-looking statements which appear in these disclosures, prospective purchasers of the Common Stock offered hereby should carefully review the factors set forth in this Prospectus under "Risk Factors."

DELAYS IN DEVELOPMENT AND SALE OF PRODUCTS

         The development of the EVD probe and the ABCOM 2000 monitor is substantially complete while the TTD device requires additional development before clinical trials can begin. The Company's ability to succeed is dependent upon the successful completion of the development of its products. The Company has encountered problems in the engineering and manufacture of the EVD probe which have resulted in delaying the roll out of the product, which was originally projected to occur in late 1993 or early 1994. Failure of the Company to successfully complete the development of the EVD probe or, if successfully developed, to successfully market the EVD probe as now developed or as altered and improved hereafter could inhibit the Company's ability to continue operations. Failure of the Company to successfully solve the technical difficulties relating to the TTD device and to achieve marketing success with that product would inhibit the Company's ability to achieve its future growth potential.

HISTORY OF LOSSES; ACCUMULATED DEFICIT

         The Company was incorporated in 1984 and has experienced losses in each year of its operations since inception. Its accumulated deficit at March 31, 1996 was $11,398,411. The Company anticipates continuing operating losses in the foreseeable future. The Company is in the process of beginning to establish commercial introduction of the EVD probe to the pediatric cardiovascular market. There can be no assurance that the commercial introduction of the EVD probe will be successful or that the Company will be able to redevelop and commercially market its TTD device. Nor can there be assurance that the Company will ever be able to generate sufficient revenues or net cash flow from operations or to attain and maintain profitable operations.

UNCERTAINTY OF PRODUCT ACCEPTANCE; OBSOLESCENCE OF TECHNOLOGY

         In November 1995, the Company shipped a limited number of EVD probes before determining that certain correctable problems existed with respect to catheter connectors made by the Company. The Company has corrected these problems and redelivered those products. The Company originally introduced the TTD device in 1989 and, due to technical difficulties, discontinued the active marketing of that product in 1991. The EVD probe is based upon the same technology as the TTD device. Although the Company's experience indicates that there is demand for such products, no assurance can be given that the EVD probe or the TTD device, which the Company intends to redevelop, will be accepted by the market. Failure of the EVD probe to gain market acceptance would have a significant adverse effect on the Company's future revenues and earnings and could inhibit the Company's ability to continue operations. Failure of the TTD device to gain market acceptance would inhibit the Company's ability to achieve its future growth potential. Even if the Company's products are successfully developed and accepted, they may be made obsolete by significant technological change or innovation in the marketplace. There can be no assurance that the development of the Company's technologies or products will be successfully completed or accepted by the market.

POSSIBLE VOLATILITY OF STOCK PRICE

         The stock markets have experienced price and volume fluctuations, resulting in changes in the market prices of the stock of many companies which may not have been directly related to the operating performance of those companies. Such broad market fluctuations may adversely affect the market price of the Common Stock following this offering. In addition, the market price of the Company's Common Stock has increased significantly since February 1996. The Company believes that factors such as indications of the market's acceptance of the Company's products and failure to meet market expectations could cause the market price of the Common Stock to fluctuate substantially.

LACK OF ASSEMBLY AND MANUFACTURING EXPERIENCE

         The Company expects to begin the manufacture and assembly of the EVD probe in commercial quantities in the first half of 1996. There can be no assurance that the Company will be able to successfully attract and retain the personnel and make commercial arrangements with third party manufacturers necessary to produce its products on a commercial basis. Inability of the Company to provide its product to potential purchasers on a timely basis could have a significant adverse effect on the Company's future earnings and revenues.

EXTENSIVE GOVERNMENT REGULATION

         The Company's products are medical devices regulated by the United States Food and Drug Administration (the "FDA"). Such regulations extend to manufacturing practices, the conduct of clinical investigations, premarket approval, record keeping and reporting requirements and labeling, among other matters. The Company has obtained clearance for commercial marketing of the TTD device, EVD probe and ABCOM 2000 monitor from the FDA. However, further development of the TTD device may require further FDA clearance prior to commercial marketing. In addition, other medical devices that the Company might develop may also be subject to FDA regulation. Although the Company has clearance to market its current products, there can be no assurance that the Company will be able to obtain FDA clearance for commercial marketing of its products if they require further development which requires additional clearance. Even if further FDA clearance is required and received, government regulation may have an adverse impact on the timing and cost of new product introductions, may interfere with the marketing of existing products and may require the recall of products from customer locations.

DEPENDENCE ON HEALTH CARE REIMBURSEMENT

         The Company's ability to commercialize its products successfully may depend in part on the extent to which reimbursement for the cost of such products and related treatments will be available from governmental health administration authorities, private health insurers and other organizations. Government and other third party payors are increasingly challenging the prices of medical products and services. Uncertainty exists as to the reimbursement status of new health care products, and there can be no assurance that adequate third-party coverage will be available to enable the Company to maintain price levels sufficient to realize an appropriate return on its investment in product development. The federal government has imposed payment rates for Diagnosis Related Groups ("DRGs") and prospective reimbursement programs that provide economic incentives for healthcare institutions to reduce operating costs. Although the Company believes that its products will ultimately reduce the cost of patient care, these reimbursement programs may adversely affect sales of the Company's products. If adequate coverage and reimbursement levels are not provided by government and other third party payors for use of the Company's products, the market acceptance of these products could be adversely affected. The Company has not obtained, and does not expect to obtain in the near future, a specific Current Procedural Terminology ("CPT") code relating to Medicare reimbursement for its products. It believes, however, that reimbursement for its products may be available under existing CPT codes for the measurement of cardiac output by other means. In addition, future changes in the system of health care reimbursement may also adversely affect the Company's future revenues and earnings.

DEPENDENCE ON KEY PERSONNEL

         The Company's ability to develop and market its products and to achieve and maintain a competitive position depends, in large part, on its ability to attract and retain qualified personnel. Competition for such personnel is intense and there can be no assurance that the Company will be able to attract and retain such personnel. In particular, the Company is presently dependent upon the services of Joseph A. Marino, the Chairman of its Board of Directors, Chief Executive Officer and President. The loss of Mr. Marino's services could have an adverse effect on the Company and there would likely be a difficult transition period in finding a replacement for him. The Company does not have and may not be able to obtain at reasonable rates key person life insurance covering Mr. Marino.

COMPETITION

         The markets for the Company's products are highly competitive. Present competitors in the cardiac output measurement field tend to be large, established companies with research and development, marketing, production, sales, financial and other resources far greater than those of the Company. There can be no assurance that the Company's present products will be able to compete successfully with existing or future competitive products or that the Company will be able to develop or acquire additional products or otherwise effectively respond to new products or technological advances developed by competitors.

POTENTIAL PRODUCT LIABILITY

         The risk of claims for product liability exists for all manufacturers of medical devices, including the Company. If a product liability claim were to be successfully asserted against the Company, it could have a material adverse effect on the Company's financial condition. The Company has product liability insurance coverage of $3,000,000 per year, which the Company believes will be adequate to cover the risks associated with its product sales. There is no assurance, however, that such coverage will be sufficient to cover all claims brought against the Company or that the Company will be able to maintain such insurance at affordable rates or obtain additional insurance covering new products.

DEPENDENCE ON KEY SUPPLIERS

         There are multiple sources for most of the components used in the Company's products. Several components, however, are currently available from only a limited number of vendors. The inability to obtain such components on a timely basis from such vendors would have an adverse impact on the Company's ability to fill orders from its customers.

RELIANCE ON PATENT AND PROPRIETARY RIGHTS

         The Company relies heavily on its proprietary technologies and has received domestic and foreign patents on certain aspects of its present products. The Company has also sought to protect its products through the registration of trademarks and trade names. However, there can be no assurance that the steps taken by the Company will be adequate to prevent the misappropriation of its intellectual properties or that its current products do not, or that its future products will not, infringe on the rights of third parties. In the event that the Company is found to have infringed on the rights of a third party, the Company may be unable to market it products without a license from such third party. There is no assurance that the Company would be able to obtain such a license on satisfactory terms, or at all.

NEED FOR ADDITIONAL CAPITAL

         Although the Company believes that its current funds together with cash expected to be generated from operations will enable the Company to meet its liquidity and capital needs for the foreseeable future, additional financing may be required to pursue its business plans and carry on future operations. There can be no assurance that such additional financing, if needed, will be available to the Company or, if available, that it would be on terms acceptable or favorable to the Company. Additional financing could involve the sale of equity securities, which could result in significant dilution to the Company's existing shareholders.

ABSENCE OF DIVIDENDS

         The Company has not paid any dividends on its capital stock since its incorporation and does not intend to pay dividends in the foreseeable future.

                                 USE OF PROCEEDS

         The Company will receive the proceeds from the exercise of the Warrants, which have an exercise price of $6.00 per share. If the maximum number of shares issuable under the Warrants are exercised, the Company's proceeds therefrom, after expenses of this Offering (estimated at $16,000), will be $500,000.

         The Company received net proceeds of $4,585,000 upon the issuance of 860,000 of the Shares to the Selling Shareholders. The Company intends to use the net proceeds from the sale of such Shares to the Selling Shareholders and from the exercise of the Warrants for the following purposes: (i) fund sales and marketing of the EVD probe and TTD device ($750,000); (ii) fund expansion of research and development for the TTD device ($1,000,000); (iii) fund expansion of manufacturing ($500,000); and (iv) working capital and general corporate purposes ($2,835,000). The Shares will be offered solely by the Selling Shareholders and none of the proceeds of sale thereof will be received by the Company.


                              SELLING SHAREHOLDERS

         The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock by the Selling Shareholders as of May 15, 1996, and as adjusted to reflect the sale of the Shares.


                                          Shares to be                       Shares to be
                                          Beneficially       Maximum         Beneficially
                                          Owned Prior        Number of       Owned After
                                          to Offering        Shares to       the Offering
Name                                   Number       Percent  be Sold     Number(1)     Percent

Special Situations Fund III, L.P.      185,134        4.6%   174,934       10,200            *
Curran Partners                        133,333        3.3%   133,333            0            0
David B. Johnson                       132,250(2)     3.3%    69,250(2)    63,000          1.6%
Special Situations Cayman Fund, L.P.    73,400        1.8%    58,400       15,000            *
Paul R. Kuehn                           52,250(2)     1.3%    52,250(2)         0            0
Scudder Development Fund                50,000        1.2%    50,000            0            0
William C. Corneliuson                 292,167        7.3%    41,667      250,500          6.2%
Pyramid Partners, L.P.                  40,000         *      40,000            0            0
Aaron Boxer Revocable Trust            279,000        6.9%    29,000      250,000          6.2%
Gerald J. Bratter                       67,000(3)     1.7%    25,000       42,000(3)       1.0%
Industricorp & Co., Inc.                25,000         *      25,000            0            0
Kenneth R. Parker IRA                   20,000         *      20,000            0            0
John P. Curran IRA                      16,667         *      16,667            0            0
Mary Ann Rahm Trust                     14,500         *      14,500            0            0
Eldon C. Miller                         10,750(2)      *      10,750(2)         0            0
Stanley D. Rahm                         51,550(2)     1.3%    10,750(2)    40,800          1.0%
Jeff Dobbs                              10,000         *      10,000            0            0
H. James Roitenberg                     10,000         *      10,000            0            0
Quest Venture Partners                  10,000         *      10,000            0            0
Richard W. Perkins Trust                10,000         *      10,000            0            0
Ellis Limited Partnership               10,000         *      10,000            0            0
Odin Partners, L.P.                      8,333         *       8,333            0            0
John P. Curran Retirement Trust          8,333         *       8,333            0            0
Curran Family Partnership                8,333         *       8,333            0            0
Kenneth B. Heithoff                      7,500         *       7,500            0            0
Marshall Siegel IRA                      5,000         *       5,000            0            0
Corrinne G. Birnberg &
  Reuben Birnberg                        5,000         *       5,000            0            0
Jeffrey D. Rahm                          5,000         *       5,000            0            0
Marvin Goldstein                        10,000         *       5,000        5,000            *
Nathaniel S. Thayer                    323,745         8.1%    5,000      318,745           7.8%
Harold Roitenberg TTEE                   5,000         *       5,000            0            0
Daniel S. Perkins & Patrice
  M. Perkins, Joint Tenants              5,000         *       5,000            0            0
Piper Jaffray as Custodian
  Harold Roitenberg IRA                  5,000         *       5,000            0            0
Joseph F. Bocklage & Berva
  L. Bocklage, JT/WROS                   5,000         *       5,000            0            0
William R. Kennedy                       5,000         *       5,000            0            0
Gary S. Holmes                           5,000         *       5,000            0            0
Strickland Family Limited
  Partnership                            5,000         *       5,000            0            0
John F. Rooney                           5,000         *       5,000            0            0
Dave M. Westrum                          5,000         *       5,000            0            0
David R. Weir                            5,000         *       5,000            0            0
William R. Kennedy and
  Marla C. Kennedy, Joint Tenants        4,000         *       4,000            0            0
Erika Arneson & Jon Arneson              3,500         *       3,500            0            0
MB Partnership                           3,500         *       3,500            0            0
Cathy J. Bratter                        13,000         *       3,000       10,000            *
Todd W. Miller                           3,000         *       3,000           0            0
                                     ---------     ----      -------      -------         ----
   Total                             1,951,245     47.6%     946,000    1,005,245         24.5%
                                     =========     ====      =======    =========         ====


*Less than 1%

(1)  Assumes the sale of all the Shares offered hereunder.

(2) Includes the following number of Shares issuable by the Company upon the exercise of the Warrants: Mr. Johnson, 32,250 shares; Mr. Kuehn, 32,250 shares; Mr. Miller, 10,750 shares; and Mr. Rahm, 10,750 shares. Does not include shares which were held in the Miller Johnson & Kuehn, Incorporated trading account as a market maker in the Company's Common Stock on May 15, 1996. The position of the market maker account fluctuates frequently and may be long or short at any given time.

(3)  Includes 2,000 held by Mr. Bratter's wife.


                              PLAN OF DISTRIBUTION

         The Company has been advised that the Selling Shareholders may sell the Shares, from time to time, in one or more transactions (which may include block transactions) on the Nasdaq SmallCap Market at market prices prevailing at the time of the sale or at prices otherwise negotiated.

         The Shares may, without limitation, be sold by one or more of the following: (i) a block trade in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (ii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; and (iii) ordinary brokerage transactions and transactions in which the broker solicits purchasers.

         The Company has been advised that, as of the date hereof, the Selling Shareholders have made no arrangement with any broker for the sale of the Shares. Underwriters, brokers or dealers may participate in such transactions as agents and may, in such capacity, receive brokerage commissions from the Selling Shareholders or purchasers of such securities. Such underwriters, brokers or dealers may also purchase Shares and resell such Shares for their own account in the manner described above. The Selling Shareholders and such underwriters, brokers or dealers may be considered "underwriters" as that term is defined by the Securities Act of 1933, although the Selling Shareholders disclaim such status. Any commissions, discounts or profits received by such underwriters, brokers or dealers in connection with the foregoing transactions may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.


                                  LEGAL MATTERS

         The validity of the issuance of the Common Stock offered hereby will be passed upon for the Company by Lindquist & Vennum P.L.L.P., Minneapolis, Minnesota. Patrick Delaney, a partner in Lindquist & Vennum P.L.L.P., is a Director and a holder of Common Stock and options to purchase Common Stock of the Company.

                                     EXPERTS

         The financial statements of the Company incorporated in this Prospectus by reference to the Annual Report on Form 10-KSB of Applied Biometrics, Inc. for the year ended December 31, 1995 have been so incorporated on reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                                 INDEMNIFICATION

         The Company's Articles of Incorporation eliminate or limit certain liabilities of its directors and the Company's Bylaws provide for indemnification of directors, officers and employees of the Company in certain instances. Insofar as exculpation of, or indemnification for, liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such exculpation or indemnification is against public policy as expressed in the Act and is therefore unenforceable.



                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14:  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

SEC registration fee                      $     6,647
Accounting fees and expenses                    1,500
Legal fees and expenses                         6,000
Miscellaneous                                   1,853
                                              -------
     Total                                    $16,000
                                              =======


         Except for the SEC fee, all of the foregoing expenses have been estimated.

ITEM 15:  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 302A.521 of the Minnesota Statutes requires, among other things, the indemnification of persons made or threatened to be made a party to a proceeding by reason of acts or omissions performed in their official capacity as an officer, director, employee or agent of the corporation against judgments, penalties and fines (including attorneys' fees) if such person is not otherwise indemnified, acted in good faith, received no improper benefit, reasonably believed that such conduct was in the best interests of the corporation, and, in the case of criminal proceedings, had no reason to believe the conduct was unlawful. In addition, Section 302A.521, subd. 3, of the Minnesota Statutes requires payment by the corporation, upon written request, of reasonable expenses in advance of final disposition in certain instances if a decision as to required indemnification is made by a disinterested majority of the Board of Directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the Board, by special legal counsel, by the shareholders or by a court.

         The Company's Bylaws provide for the indemnification of its directors, officers, employees, and agents in accordance with, and to the fullest extent permitted by, the provisions of the Minnesota Business Corporation Act, as amended from time to time.

ITEM 16.  EXHIBITS

Exhibit No.     Description

5.1  Opinion and Consent of Lindquist & Vennum P.L.L.P., counsel to the Company

23.1 Consent of Price Waterhouse LLP, independent certified public accountants

23.2 Consent of Lindquist & Vennum P.L.L.P. (see Exhibit 5.1 above)

24   Powers of Attorney (included on signature page hereof)

ITEM 17.  UNDERTAKINGS

(a)  The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing a Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burnsville, State of Minnesota, on the 23rd day of May, 1996.

                                          APPLIED BIOMETRICS, INC.


                                          By   /s/ Joseph A. Marino
                                                 Joseph A. Marino
                                                Chairman of the Board,
                                               Chief Executive Officer
                                                   and President

                                POWER OF ATTORNEY

         Each person whose signature appears below constitutes and appoints Joseph A. Marino and Patrick Delaney such person's true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for such person and in such person's name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on May 23, 1996 in the capacities indicated.

       Signature           Title


/s/ Joseph A. Marino       Chairman of the Board, Chief Executive Officer
Joseph A. Marino           and President (principal executive officer)


/s/ Gerald Prescott        Vice President and Chief Financial Officer
Gerald Prescott            (principal financial and accounting officer)


/s/ William E. Engbers     Director
William E. Engbers


/s/ Patrick Delaney        Director
Patrick Delaney


/s/ George E. Kline        Director
George E. Kline


/s/ Peter R. Peterson      Director
Peter R. Peterson